Axiall Corporation 1000 Abernathy Road NE Suite 1200 Atlanta, Georgia 30328	EXHIBIT 10.32

December 1, 2015

Sharon Piciacchio

Re:	Separation Agreement

Dear Sharon:

This letter (“Separation Agreement”) sets forth the terms and conditions of your retirement from Axiall Corporation. Your employment as SVP, Supply Chain ends effective December 31, 2015 (“Separation Date”). As of the Separation Date, you will no longer hold any position as an officer or employee of the Company’s subsidiaries and affiliates, and will promptly execute any such documents and take such actions as may be necessary or reasonably requested to effectuate or memorialize the separation of your employment.

1.	SEVERANCE BENEFITS

In consideration for you signing this Separation Agreement no earlier than the Separation Date, you will receive payments and benefits as specified in Exhibit A attached hereto (the “Severance Benefits”). You acknowledge that the compensation and benefits provided under this Separation Agreement are greater than what you would be legally entitled to receive in the absence of this Separation Agreement.

2.	WAIVER AND RELEASE

In exchange for the Severance Benefits the Company will provide you under this Separation Agreement, you release and forever discharge the Company, any and all past, present or future parents, subsidiaries and affiliates (the “Axiall Companies”), and any and all past, present, or future related persons or entities, including but not limited to the Company’s and the Axiall Companies’ officers, directors, managers, employees, shareholders, agents, attorneys, successors and assigns, specifically including without limitation Axiall Corporation (the “Released Parties”) from, any and all actions, claims, demands and damages, whether actual or potential, known or unknown, and specifically but not exclusively, which you may have or claim to have against the Released Parties as of the date you sign this Separation Agreement including, without limitation, any and all claims related or in any manner incidental

Agreed to by Sharon Piciacchio (Initials/Date):     /s/Sharon Piciacchio/11/25/15

Agreed to by Axiall Corporation (Initials/Date):      /s/Dean Adelman     /12/1/15

Sharon Piciacchio

to your employment with the Company or termination of that employment relationship (“claims”) which you or your heirs, successors, executors, or other representatives may have. All such claims are forever barred by this Separation Agreement regardless of the forum in which such claims might be brought, including, but not limited to, claims (a) under any federal, state or local law governing the employment relationship or its termination (including, but not limited to, Title VII of the Civil Rights Acts of 1964 and 1991; the Americans with Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Worker Adjustment and Retraining Notification Act, the federal Age Discrimination in Employment Act, any state, local, and other federal employment laws, and any amendments to any of the foregoing) and/or (b) under the common law for breach of contract, wrongful discharge, personal injuries and/or torts. You understand that this is a general waiver and release of all claims, known or unknown, that you may have against the Released Parties based on any act, omission, matter, cause or thing that occurred through the date of your execution of this Separation Agreement.

The above release does not waive claims (i) that may arise after you sign this Separation Agreement, (ii) which cannot be released by private agreement or (iii) to enforce the terms of this Separation Agreement, including the payment of the compensation and benefits specified in Exhibit A.

3.	COVENANT NOT TO SUE

You understand that this release will be final and binding. You promise that you will not pursue any claim that you have settled by this release. You further understand that nothing in this release generally prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this release you are waiving your right to individual relief based on claims asserted in such a charge or complaint. The Company agrees that this Separation Agreement does not extend to, release or modify any rights to indemnification or advancement of expenses to which you are entitled from the Company or its insurers under the Company’s Certificate of Incorporation, Bylaws, or other corporate governing law or instruments.

4.	NO RE-EMPLOYMENT

You agree that you will not seek or accept employment with the Company, including assignment to or on behalf of the Company as an independent contractor or through any third party, and the Company has no obligation to consider you for any future employment or assignment.

Agreed to by Sharon Piciacchio (Initials/Date):     /s/Sharon Piciacchio/11/25/15

Agreed to by Axiall Corporation (Initials/Date):      /s/Dean Adelman     /12/1/15

Sharon Piciacchio

5.	REVIEW OF SEPARATION AGREEMENT

This Separation Agreement is important. You are advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice you value, such as an accountant or financial advisor.

6.	RETURN OF PROPERTY

You affirm that you have returned to the Company all Company Property, as described more fully below. “Company Property” includes company-owned motor vehicles, equipment, supplies and documents. You further agree that you will not retain any copies or duplicates of any such Company Property.

7.	NON-DISPARAGEMENT

You agree that you will not make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information concerning the Released Parties, the Company or Axiall Companies, their business, their actions or their officers or directors, to any person or entity, regardless of the truth or falsity of such statement. The Company shall direct the officers and directors of the Company and Axiall Companies not to make or issue, or procure any person, firm, or entity to make or issue, any statement in any form, including written, oral and electronic communications of any kind, which conveys negative or adverse information about you. This paragraph does not apply to truthful testimony compelled by applicable law or legal process.

8.	NATURE OF AGREEMENT

By signing this Separation Agreement, you acknowledge that you are doing so freely, knowingly and voluntarily. You acknowledge that in signing this Separation Agreement you have relied only on the promises written in this Separation Agreement and not on any other promise made by the Company or Axiall Companies. This Separation Agreement is not, and will not be considered, an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

This Separation Agreement contains the entire agreement between the Company, other Axiall Companies and you regarding your departure from the Company, provided that all post-employment covenants contained in Paragraph 8 of the May 2013, May 2014 and May 2015 Restricted Stock Unit Agreements or in any other equity incentive agreement, remain in full force and effect. The Severance Benefits are in full satisfaction of all compensation arrangements between you and the Company.

Agreed to by Sharon Piciacchio (Initials/Date):     /s/Sharon Piciacchio/11/25/15

Agreed to by Axiall Corporation (Initials/Date):      /s/Dean Adelman     /12/1/15

Sharon Piciacchio

You have at least twenty-one (21) days to consider the terms of this Separation Agreement and, if you execute it prior to the expiration of such period, knowingly waive the right to consider it for twenty-one days. You may, for a period of seven (7) days following the execution of this Separation Agreement, revoke your acceptance of it. This revocation must be done in writing and delivered to the Company’s Legal Department before the close of business on the seventh day. This Agreement shall not become effective until the expiration of this seven-day revocation period.

9.	SUCCESSORS AND ASSIGNS

The provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of the Company. The Company shall require any successor (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for purposes of this Agreement) to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

On behalf of all of the senior leaders of the Company, I thank you for your contributions and years of service to Axiall Corporation and its predecessor companies.

AXIALL CORPORATION
/s/Dean Adelman
By: Dean Adelman

Accepted and agreed to:

/s/Sharon Piciacchio
Sharon Piciacchio
Date: 11/25/15

Agreed to by Sharon Piciacchio (Initials/Date):     /s/Sharon Piciacchio/11/25/15

Agreed to by Axiall Corporation (Initials/Date):      /s/Dean Adelman     /12/1/15

Sharon Piciacchio

Exhibit A (amended February 5, 2016)

Severance and Other Benefits*

1.	Severance benefits as follows, payable on July 1, 2016 (or, in the event of death prior to July 1, 2016, within thirty (30) days following your death), less applicable withholdings and deductions:

●	A lump sum cash payment equal to 1 times your base salary (as in effect immediately prior to the Separation Date) in an amount equal to $360,500.00;

●	A lump sum cash payment equal to 1 times your target payment under the Company’s short term cash incentive plan for the 2015 plan year in an amount equal to $216,300.00; and

●	A lump sum cash 2015 special bonus payment in an amount equal to $87,500.00.

2.	The Company will pay the premiums for extended coverage (medical and dental) under COBRA for you and your eligible dependents commencing January 1, 2016 and ending on the earlier of (i) June 30, 2017, or (ii) the date your coverage otherwise terminates in accordance with COBRA (including without limitation termination of coverage upon you or your eligible dependent(s) becoming Medicare eligible). In order to implement this coverage, when you receive the COBRA notice, you must promptly elect continuation coverage in accordance with the instructions in the notice. The Company payment will be made directly to the applicable health plan.

3.	Treatment of outstanding equity awards in accordance with the terms of the applicable equity incentive plans and related equity award agreements, including the following benefits (as further described in, and qualified by reference to, such plans and agreements):

●	You will maintain outstanding stock options granted to you upon the conversion of your PPG Industries, Inc. stock options to Axiall Corporation stock options on January 28, 2013, in the amount of 9,810 Axiall Corporation shares and a corresponding grant price of $33.93 per share and in the amount of 8,351 Axiall Corporation shares and a corresponding grant price of $33.46 per share. All such stock options shall be subject to the applicable stock option plan terms and conditions.

●	Fully vested Restricted Stock Units as of the Separation Date.

●	Pro-rata vesting of the Performance Restricted Stock Units granted to you in May 2014

* Except where expressly provided, all benefits will be paid or provided in the manner and at the time specified in the underlying plan or agreement, or as required under applicable law.

Agreed to by Sharon Piciacchio (Initials/Date):     /s/Sharon Piciacchio/2/8/16

Agreed to by Axiall Corporation (Initials/Date):     /s/Dean Adelman     /2/16/16

Sharon Piciacchio

and May 2015 pursuant to the Company’s form of TSR-Based Performance Restricted Stock Unit Agreement, with the pro-rata amount (a) based on the number of full weeks from the date of grant until the Separation Date relative to the total number of full weeks in the performance period, and (b) determined and contingent upon actual achievement of the applicable management objectives, as follows:

Grant Date	Performance Date	Full Performance Period	Full Grant	Pro Rata Performance Period	Pro Rata Target Grant
May 19, 2014	May 19, 2017	156 weeks	2,113	84 weeks	1,138
May 19, 2015	May 19, 2018	156 weeks	4,666	32 weeks	957

4.	Accrued salary, and vested benefits under the Axiall Corporation Retirement Plan (the “Pension Plan”). The Company intends to open, within the 2016 plan year, a bulk lump sum window offering for participants in the Pension Plan whose employment has terminated and who have a vested benefit, subject to the eligibility criteria for the window offering. The Company expects that you will be eligible to participate in such a window offering, provided that you do not request the commencement of your pension benefit prior to electing to receive a lump sum distribution of your vested benefit, in the event that the Company decides to make the offering available to eligible participants.

5.	Accrued and vested benefits under the Axiall Corporation 401(k) Retirement Savings Plan. Subject to the plan terms and applicable regulations, you may direct your investments in the 401(k) plan, including maintaining your investment balance in the 401k) plan or direct a rollover into an IRA.

Agreed to by Sharon Piciacchio (Initials/Date):     /s/Sharon Piciacchio/2/8/16

Agreed to by Axiall Corporation (Initials/Date):     /s/Dean Adelman     /2/16/16